Josephberg Grosz & Co., Inc.
     Investment Bankers
     810 Seventh Avenue o New York, NY 10019
     (212) 974-3326 Fax (212) 397-5832


                                              December 2, 1996


Michael Strauss
Chairman, CEO
BCAM International, Inc.
1800 Walt Whitman Road
Melville, NY 11747

Dear Mike:

I. The purpose of this letter is to set forth the terms of our agreement (the "Agreement") with respect to the compensation which Josephberg Grosz & Co., Inc. or its designees ("JGC") is to receive for assisting and advising BCAM International, Inc. or related entities, direct or indirect (the "Company"), on its acquisition of Drew Shoe Corporation ("DS") and in obtaining a capital infusion of equity, debt, letter or line of credit, lease financing or other types of financial transactions, including any transactions of financial value as it relates to DS and the Company (the "Financing"). Our focus will be on advising the Company and providing Financing of $8,500,000 (less any dollar amount raised by the Company through the conversion of its warrants and also before JGC's fees) for your acquisition of Drew Shoe Corporation and capital for your Company after the acquisition. With senior debt already in place of approximately $2,500,000, the capital will probably be in the form of equity or subordinated debt, including a special class of convertible preferred stock. Based on the representations you have made on DS financials, the Company's future business and joint venture prospects ant the projected use of proceeds, we are highly confident that the following general terms for the Financing will be acceptable to the Investor: an 8% cumulative convertible preferred stock: the preferred will be convertible twelve months from the anniversary date of the investment at a 25% discount to the average bid / ask price over the preceding 10 day period; the 8% dividend would be offered at the end of the 12 month period in cash or stock (we should decide) but could, depending on negotiations, be due earlier. At the end of the 12 month period, put / call provisions may be negotiated along with additional holding periods with negotiated conversion prices. Piggy-back and registration rights (if at least 2/3 of the investment group request it) in addition to dilution provisions are also key factors to be addressed. Obviously, we will attempt to minimize dilution and not strap the Company's cash flow. We also understand that it is the Company's objective to close the acquisition and have the Financing in place prior to February 1, 1997.

II. To assist and advise the Company in the acquisition and obtaining Financing, the Company agrees to engage JGC as its investment advisor with respect to Financing sources, direct or indirect, (the "Investor"). When such Financing from the Investor (other than a Financing in the nature of one described in paragraphs III & IV below) is provided, JGC will be compensated


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Michael Strauss
December 2, 1996
Page Two

by the Company, in full, at the closing of the Financing, by receiving a total fee of 8%, including both a cash fee of 6% and a fee of 2% in the form of common stock of the Company, the total fees (8%) equal to the total gross dollar value received or to be received (including any form of equity, stock, convertible securities or subordinated debt Financing) by the Company. Any and all common stock to be received by JGC as a fee shall have appropriate piggy-back-rights and be priced at the closing of the Financing based on the same valuation as the Financing (i.e. $8,500,000 Financing provided; JGC receives a cash fee of 6%, to be $510,000 and a 2% fee equal to $170,000 in the form of common stock of the Company). In addition, JGC will have the right to invest in the Company by receiving a five year warrant for a total dollar amount equal to 10% of the total Financing provided by the Investor at the same price as the Investor and the same rights as the Investor.

III. For senior debt, credit facilities, guarantees; lease financing and letter or line of credit Financing, JGC's cash fee, if such is provided by an Investor introduced by JGC, directly or indirectly, shall be 2.0% of the total dollar value received or made available to the Company.

IV. In the event the Company enters into a merger, acquisition or joint venture with an Investor, introduced by JGC, directly or indirectly, JGC will be compensated by the Company, in full, at the closing thereof, in accordance with the 5/4/3 Formula, (i.e. by receiving a cash fee of 5% of the first $1,000,000 of Value received by the Company or the Investor, whichever is applicable, 4% of the second $1,000,000 and 3% of all Value received in excess of $3,000,000). While not all inclusive, Value shall include total cash, notes, debt, stock, consulting, non-compete, earn-out, sales and royalty agreements.

V. The fees in paragraphs II, III and IV above are totally independent of one another and are based upon the type or types of transactions JGC arranges.

VI. In addition, if JGC is successful in obtaining such Financing, (i.e., the fees in paragraphs II), JGC shall receive, at closing, a 1% cash expense reimbursement, (i.e. $8,500,000 total Financing provided or made available, JGC receives 1%, to be $85,000). In addition, JGC shall be reimbursed for all out-of-pocket expenses from the date of the execution of this Agreement until its termination. However, all expenses to be reimbursed must be approved by the Company in advance.

VII. Upon the execution of this Agreement, the Company agrees to pay JGC a fee of $13,000 and an additional $12,000 thirty days from the signing of this Agreement, for a total of $25,000. Such fee is to advise the Company on its acquisition of Drew and to provide

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Michael Strauss
December 2, 1996
Page Three

Financing for the Drew acquisition and capital for the Company. JGC will also advise the Company on its Business Plan for the Financing of the Drew acquisition and capital for the Company.

VIII. This Agreement may be terminated or amended by the Company on January 10, 1997 or anytime thereafter with ten days prior written notice. Termination of this Agreement shall not release the Company of its obligation to compensate JGC for its services rendered including the completion of the Financing as it relates to this Agreement, including paragraphs two, three and four. In other words JGC shall be compensated if any party introduced as it relates to this Agreement, enters into a transaction or provides Financing as long as the transaction (transactions) or Financing (Financings) was provided by those parties within one year after termination of this Agreement.

IX. It is understood and agreed that you shall have the right to accept or reject in your judgement the terms of any Financing or transaction proposed by any Financing Sources, Investors, strategic partners and/or corporations presented to you. If such Financing is provided by the Investor to the Company and accepted, the Company agrees to represent to the Investor prior to the closing of the transaction that the fees due and payable to JGC as they apply to this Agreement will be paid to JGC at the closing of the transaction.

X. This Agreement shall be governed and construed in accordance with the laws of the State of New York. In the event of any dispute between us regarding the subject matter of this Agreement, such dispute shall be submitted to arbitration before a single arbitrator in New York City in accordance with the rules of the American Arbitration Association. Any decision or award shall be final and binding upon the parties hereto. All legal fees and expenses shall be paid to the prevailing party by the losing party.

                                        Sincerely,
                                        Josephberg Grosz & Co., Inc.

                                        By: /s/ Richard A. Josephberg   12/2/96
                                            -----------------------------------
                                            Richard A. Josephberg        Date
                                            Chairman


AGREED AND ACCEPTED:
BCAM International, Inc.

By: /s/Michael Strauss                                        12/4/96
    ----------------------                                    -----------
    Michael Strauss                                           Date
    Chairman


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